Exhibit 99.1

HANMI FINANCIAL CORP. ISSUES $30 MILLION IN TRUST PREFERRED SECURITIES

LOS ANGELES, CA, January 8, 2004 — Hanmi Financial Corporation (NASDAQ: HAFC), whose wholly owned subsidiary, Hanmi Bank, is one of the leading financial institutions serving the multi-ethnic communities of California, with emphasis on the Korean-American community, today announced the issuance of $30 million in Trust Preferred Securities as part of the financing for the pending acquisition of Pacific Union Bank (NASDAQ: PUBB).

Under the terms of the Trust Preferred transaction, the securities will mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of Hanmi Financial Corporation after five years. The securities have a floating rate, which will be reset quarterly, equal to the three-month LIBOR rate plus 2.90 percent.

The aquisition of Pacific Union Bank by Hanmi Financial Corp. will create the leading Korean-American community bank with almost $2.8 billion in assets.

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 15 full-service offices in Los Angeles, Orange, San Diego and Santa Clara counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements:

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: risks associated with the Company’s pending acquisition of Pacific Union Bank, including potential deposit run-off; general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company’s real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company’s business; and changes in securities markets. In addition, Hanmi sets forth certain risks in its reports filed with the

Securities and Exchange Commission, including the Company’s Form 10-Q for the quarter ended September 30, 2003 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 which could cause actual results to differ from those projected.

Contact:
Stephanie Yoon
Investor Relations
213-427-5631